Daktronics, Inc. announces management succession

BROOKINGS, S.D. - February 25, 2013 - The Daktronics, Inc. (NASDAQ-DAKT) Board of Directors announced today that James Morgan, current President and Chief Executive Officer, will retire by the end of calendar year 2013. The board has named Reece Kurtenbach, current Executive Vice President, to succeed him.

Morgan has served as President and CEO since 2001. During his tenure as CEO, the company has more than tripled its revenues, expanded into new businesses and new geographies world-wide, and has established a strong leadership position in its industry. Previously, Morgan served as President and as Vice President for Engineering. Morgan has been with the company since 1969, its first year of operation. The Board expressed its appreciation for Morgan's service and leadership to the company.

“I am very proud of Daktronics growth and success, and honored to have been a part of it. I have high confidence that the Daktronics leadership team and employees will continue to drive Daktronics toward increasing successes in the future,” Morgan said.

The Board named Reece Kurtenbach to succeed Morgan as President and Chief Executive Officer upon Morgan's retirement. “Reece is well-qualified to be the company's next President and Chief Executive Officer, based on his demonstrated capability in business unit and product development leadership,” Morgan added.

Kurtenbach is currently serving as an Executive Vice President and is responsible for the Live Events and International business units. The Live Events business unit serves customers in professional and minor league sports, in colleges and universities, and in entertainment. The International business unit serves customers worldwide, with its most current activities in Asia Pacific, Europe, the Middle East, and Latin America. Kurtenbach also provides corporate leadership for the company's product development. Kurtenbach worked at the company as a student employee and then rejoined the Company in 1991 as an applications engineer focusing on large display projects. In 1994, he became the manager of the Company's video products engineering group, in 2004 he was named Vice President, and in 2012 he was named Executive Vice President. Kurtenbach graduated from South Dakota State University in 1987 with a Bachelor's of Science degree in electrical engineering, and joined the company full-time in 1991.

Morgan and Kurtenbach will work together to ensure a smooth transition, with the transition date to be no later than the end of calendar year 2013. Morgan will continue to serve on the Board of Directors.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require the integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, Schools and Theatres, and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2012 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The

Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:

James B. Morgan	Aelred J. Kurtenbach
Chief Executive Officer	Chairman of the Board
Tel (605) 692-0213	Tel (605) 692-0213